August 19, 2024

Stanley E. Speer
Chief Financial Officer
CADIZ INC
550 South Hope Street
Suite 2850
Los Angeles, California 90071

        Re: CADIZ INC
            Registration Statement on Form S-4
            Filed August 13, 2024
            File No. 333-281507
Dear Stanley E. Speer:

       This is to advise you that we have not reviewed and will not review your registration statement.

       Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

       Please contact Irene Barberena-Meissner, Staff Attorney, at 202-551-6548 with any questions.



                                                           Sincerely,

                                                           Division of
Corporation Finance
                                                           Office of Energy &
Transportation
cc:   Kevin Friedmann, Esq.